Exhibit 99.1

GUITAR CENTER SECOND QUARTER 2003 NET INCOME

INCREASES 50% OVER PRIOR YEAR RESULTS

~ Second Quarter Consolidated Sales Increase 15% ~

Westlake Village, CA (July 29, 2003) – Guitar Center, Inc. (Nasdaq NMS: GTRC) today reported net sales for its second quarter ended June 30, 2003 increased 14.9% to $291.6 million, compared to $253.9 million in its 2002 second quarter.  Net income for the second quarter increased 50.0% to $6.2 million compared to $4.1 million in the second quarter of 2002.  Earnings per diluted share increased to $0.25 from $0.18 in 2002.

As previously announced, in June 2003 Guitar Center completed an offering of $100 million principal amount of 4.00% Senior Convertible Notes due 2013.  The net proceeds from the offering were used to redeem all outstanding 11% Senior Notes due 2006 and to partially pay down the amount outstanding under our credit agreement.  The redemption of the senior notes was completed in July 2003.

 “We are very pleased with the Company’s continued strong financial performance in the second quarter,” commented Marty Albertson, president and co-chief executive officer of Guitar Center.  “Our direct response division generated higher than anticipated revenues and, due in large part to efficiencies at our call center and fulfillment center, we were able to achieve improvement in gross margin and expense control in this division.  In the retail division, our comparable store sales increased 5%.  Our Guitar Center stores continued to turn in a strong performance, however, this was somewhat offset by continued spending on systems and infrastructure and certain merchandising and operational challenges at our American Music stores.  We have improved the Company’s financial strength with our recently completed convertible debt offering.  Given our strong results at the halfway point of 2003, we are confident in our ability to meet our objectives for the year.”

Retail Division Continues Solid Performance

During the second quarter, we opened a large format Guitar Center store in Memphis Tennessee and small format Guitar Center stores in Lakeland, Florida and in Fredericksburg, Virginia.

Net sales from retail stores grew 11.5% to $231.2 million for the quarter from $207.4 million in the second quarter of 2002.  Sales from new stores contributed $12.9 million, or 54.1% of the total increase.  Second quarter comparable store sales increased 5%.  Second quarter gross margin for the retail stores was 24.3% after buying and occupancy costs compared to 24.7% in the second quarter of 2002, the reduction being primarily due to promotional activity to offset the effects of the war in Iraq.  Selling, general and administrative expenses for the retail stores, inclusive of corporate general and administrative expenses, were 21.5% of net sales for the quarter, compared to 21.4% of net sales in the second quarter of 2002.

Direct Response Division Generates Strong Results

Net sales for the direct response division increased 30.0% to $60.4 million, compared to $46.5 million in the same period in 2002.  In the second quarter, gross margin for the direct response division was 32.1% compared to 30.3% in the second quarter of 2002.  The increase is primarily due to a shift in our product mix toward higher margin products and less discounting.  Selling, general and administrative expenses for the direct response division were 21.5% of net sales for the quarter, compared to 24.4% of net sales in the same period last year.  The improvement in SG&A expenses as a percentage of sales is due to increased operational efficiencies and leveraging at the call center and fulfillment center on higher than expected sales.

Guitar Center Appoints Two New Directors

The Company has appointed Messrs. Wayne Inouye and Kenneth Reiss to its board of directors.

Mr. Inouye is currently President and Chief Executive Officer of eMachines.  Previously, he served as Senior Vice President of Computer Merchandising for Best Buy Co., Inc., a position he held since 1995.  He also held the position of Vice President of Merchandising for The Good Guys!, where he served for nine years.

Mr. Reiss spent his entire career with Ernst & Young LLP.  He held the position of partner from 1977 until his retirement in 2003, and spent the majority of his time as Coordinating Partner on significant global clients, including most recently Staples, Inc., Toys “R” Us, Inc., Grey Global Group and Phillips-Van Heusen Corporation.  During his career at Ernst & Young, he also served as the Managing Partner of the Assurance and Advisory Practice of the Retail and Consumer Products Industry, National Director of the Media and Entertainment Practice and was a Member of the Multi-National Partners Group.

Business Outlook

To date in the third quarter we have opened a large format Guitar Center store in Tampa, Florida and a small format Guitar Center store in Harrisburg, Pennsylvania.  We plan to open two additional large format stores during the third quarter, those being in Albany, New York and Richmond, Virginia.

Based on current business and economic conditions, we continue to expect that third quarter 2003 net sales will be in the range of $298 million to $304 million and that third quarter 2003 earnings per share will be in the range of $0.22 to $0.24.  As a result of the better than anticipated second quarter results, the Company is projecting full-year 2003 diluted earnings per share in the range of $1.43 to $1.49.

Our guidance includes the effect of a charge to interest expense in our income statement of approximately $2.0 million (approximately $1.2 million after-tax, or $0.05 per diluted share) representing the redemption premium and the write-off of deferred financing costs associated with the senior notes redeemed in July 2003.  This charge will be recognized in the third quarter and will roughly offset the benefit expected in the third quarter from lower interest rates.  Our guidance also reflects the benefit of lower interest rates in the fourth quarter and assumes performance by the Musician’s Friend and Guitar Center store businesses in line with that which we achieved in the second quarter as well as a continued modest negative contribution by American Music.

The comments regarding the future financial performance in the immediately preceding paragraphs constitute forward-looking statements and are made in express reliance on the safe harbor provisions contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  This information, as well as other forward-looking information provided, should be read in conjunction with the information under the caption “Business Risks and Forward Looking Statements” below.

Pro Forma Balance Sheet Data

At June 30, 2003, we had completed the issuance of $100 million of convertible notes and had called for redemption the remaining $66.7 million of senior notes still outstanding, but the redemption of the senior notes had not been completed resulting in both issues of debt being outstanding on the balance sheet date.  Accordingly, attached to this press release is pro forma balance sheet data which shows the estimated effect had the senior notes been repaid as of June 30, 2003.

Teleconference and Webcast

Guitar Center will host a conference call and audio webcast today at 2:00 p.m. PDT to discuss financial results for the second quarter ended June 30, 2003.  Certain financial and other statistical information expected to be presented on the conference call, along with information required under SEC Regulation G, may be accessed on the investor relations section of our corporate web site at www.guitarcenter.com/investors/irsupplemental_java.shtml.  To access the call, dial (800) 223-9488 and provide the Conference ID: Guitar Center.  If you are unable to participate in the call, a replay will be available through August 5, 2003.  To access this service, please dial (800) 839-3612.  The webcast will be simultaneously available through a link on the Company’s web site at www.guitarcenter.com or may be accessed through CCBN at www.companyboardroom.com.  An archive of the webcast will also be available at the Company's web site.

About Guitar Center

Guitar Center is the nation’s leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment.  We presently operate 117 Guitar Center stores, with 104 stores in 43 major markets and 13 stores in secondary markets across the U.S.  In addition, the American Music division operates 19 stores specializing in band instruments for sale and rental, serving thousands of teachers, band directors, college professors, and students.  Guitar Center is also the largest direct response retailer of musical instruments in the U.S. through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com.  More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, results deemed to be achievable by management in the quarter ending September 30, 2003 and the year ending December 31, 2003, and store opening plans.  This earnings guidance and the other financial and statistical data provided is based on preliminary, unaudited internal operating data that is subject to adjustment.  Our guidance also assumes that American Music performs in line with its budgets although the infrastructure and re-merchandising projects at this business have to date required more time and resources than originally anticipated, and that key stores scheduled to be opened this year meet their opening schedules.  Sales and earnings trends are also affected by many other factors including, among others, world and national political events, including the existence of armed conflict involving the U.S., general economic conditions which recently have been weak, particularly in terms of consumer demand and general retail sales, the effectiveness of our promotion and merchandising strategies, and competitive factors applicable to our retail and direct response markets.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized.  Our actual results could differ materially and adversely from those expressed in this press release.  Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date.  We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risks Related to the Business”‘ in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

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